EXHIBIT 99.1

MOD-PAC CORP. Reports Second Quarter 2013 Financial Results

  Second quarter product sales increased 5.9% to 14.2 million; Custom folding carton sales up 6.0% to $11.8 million
  Achieved gross margin of 17.0% in the second quarter on improved leverage

BUFFALO, N.Y., July 24, 2013 (GLOBE NEWSWIRE) -- MOD-PAC CORP. (Nasdaq:MPAC) (the "Company"), a high value-added, on-demand print services firm that designs and manufactures custom and stock folding cartons, today announced financial results for its second quarter of 2013 ended June 29, 2013.

Revenue increased $0.8 million, or 6.0%, to $14.3 million in the second quarter from $13.5 million in the prior-year period on solid folding carton sales. Net income for the second quarter of 2013 improved to $19 thousand, or $0.01 per diluted share, from a net loss of $120 thousand, or $0.04 per diluted share, in the second quarter of 2012, reflecting leverage on higher sales.

Product Line Sales Review

  Sales of custom folding cartons increased $0.7 million, or 6.0%, to $11.8 million from $11.1 million in the second quarter of 2012. The increase was primarily due to additional business from several existing customers.
  Second quarter stock packaging sales were $1.7 million, an increase from $1.5 million in the second quarter of 2012.
  Personalized print sales were consistent with the prior-year period at $0.7 million.

Improved Leverage Drives Margin Expansion

Gross profit for the 2013 second quarter was $2.4 million, or 17.0% of total revenue, compared with gross profit of $1.8 million, or 13.2% of total revenue, in the prior-year period. The margin expansion resulted from improved leverage on higher sales and continued cost control partially offset by higher repair and maintenance expenses.

Second quarter selling, general and administrative (SG&A) expense increased to $2.3 million from $1.9 million in the second quarter of 2012, primarily due to expenses associated with the formal proposal the Company received on October 29, 2012 to be acquired. As a percentage of total revenue, SG&A was 16.4% and 14.1% in the second quarters of 2013 and 2012, respectively.

Earnings before interest, extraordinary income and loss, taxes, depreciation and amortization, and option expense (EBITDA), which is a non-GAAP measure, was $0.8 million in the second quarter of 2013, an increase of 10.3%, or $79 thousand, from the second quarter of 2012. (See the Reconciliation of Net Income (Loss) to EBITDA in the attached table.)

First Half 2013 Review

Total revenue for the first half of 2013 was $28.7 million, up 5.2%, or $1.4 million, from $27.3 million for the first six months of 2012. Sales of custom folding cartons were $23.0 million compared with $21.5 million in the prior-year period, an increase of $1.5 million or nearly seven percent. The increase was primarily due to market share gains by capturing new product lines from several existing customers. Stock packaging sales were up slightly at $4.3 million for the first six months of 2013, while personalized print sales declined 3.8% to $1.3 million.

Gross profit for the first six months of 2013 was $5.1 million, up 42.4% from $3.6 million in the prior-year period. First half 2013 gross profit margin expanded to 17.7% from 13.0% in the corresponding 2012 period on improved leverage and continued cost control, partially offset by higher repair and maintenance expenses.

SG&A expense was $4.3 million for the first half of 2013 compared with $3.8 million in the prior-year period, and reflects the incremental expense associated with the proposed transaction received in October 2012.

The Company incurred an asset impairment charge of $0.1 million during the first six months of 2013 related to the potential sale of a non-core building that is currently used as office rental space.

EBITDA for the first six months of 2013 improved to $2.3 million from $1.5 million in the prior-year period. (See the Reconciliation of Net Income (Loss) to EBITDA in the attached table.) Net income increased to $0.3 million, or $0.10 per diluted share, during the first six months of 2013 from a net loss of $0.2 million, or $0.08 per diluted share, in the same period of 2012.

Liquidity

Cash and cash equivalents were $4.0 million at June 29, 2013, up from the 2012 year-end balance of $3.6 million. The exercise of stock options generated $0.2 million for the Company during the first half of 2013. Capital expenditures for the first six months of 2013 were $0.9 million compared with $3.4 million for the same period in 2012, and primarily included additional custom folding carton equipment. Capital expenditures in 2013 are expected to be between $1.8 million to $2.1 million.

There were no shares repurchased by the Company during the first six months of 2013. MOD-PAC has authorization to repurchase up to 200,000 shares.

The Company has a $3.0 million secured line of credit of which $0.2 million was in use through a standby letter of credit and there was no balance drawn on the line at the end of the quarter.

About MOD-PAC CORP.

MOD-PAC CORP. is a leading designer and manufacturer of folding carton packaging employing high value-added services and on-demand delivery. MOD-PAC provides CUSTOM FOLDING CARTONS for branded and private label consumer products in the food and food service, healthcare, medical and automotive industries. The Company also offers a line of STOCK PACKAGING primarily to the retail confectionary industry. MOD-PAC also has a PERSONALIZED PRINT product line that offers a comprehensive line of products for consumer and corporate social occasions.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

MOD-PAC CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three months ended		Six months ended
	6/29/2013	6/30/2012	6/29/2013	6/30/2012
Revenue
Product sales	$ 14,207	$ 13,413	$ 28,551	$ 27,103
Rent	87	77	162	190
Total Revenue	14,294	13,490	28,713	27,293
Cost of products sold	11,864	11,704	23,642	23,732
Gross profit	2,430	1,786	5,071	3,561
Gross profit margin	17.0%	13.2%	17.7%	13.0%
Selling, general and administrative expense	2,341	1,897	4,336	3,801
Impairment of assets	--	--	143	--
Income (Loss) from operations	89	(111)	592	(240)
Operating margin	0.6%	(0.8%)	2.1%	(0.9%)
Interest expense, net	47	49	92	96
Other income	(3)	(1)	(1)	(2)
Income (Loss) before taxes	45	(159)	501	(334)
Income tax expense (benefit)	26	(39)	157	(91)
Net income (loss)	19	(120)	344	(243)

Basic income (loss) per share:	$ 0.01	$ (0.04)	$ 0.10	$ (0.08)
Diluted income (loss) per share:	$ 0.01	$ (0.04)	$ 0.10	$ (0.08)

Weighted average diluted shares outstanding	3,489	3,209	3,475	3,208

MOD-PAC CORP.
PRODUCT LINE SALES DATA
(unaudited)
($ in thousands)

	Three Months Ended		%	Six Months Ended		%	2013 YTD % of
	6/29/2013	6/30/2012	change	6/29/2013	6/30/2012	change	Total
FOLDING CARTONS
Custom folding cartons	$11,801	$11,131	6.0%	$22,974	$21,512	6.8%	80.5%
Stock packaging	1,679	1,548	8.5%	4,283	4,246	0.9%	15.0%
Folding cartons subtotal	13,480	12,679	6.3%	27,257	25,758	5.8%	95.5%

PERSONALIZED PRINT	727	734	(1.0%)	1,294	1,345	(3.8%)	4.5%
Total product sales	$14,207	$13,413	5.9%	$28,551	$27,103	5.3%	100.0%

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEETS

($ in thousands)	(Unaudited)
	June 29, 2013	December 31, 2012
Current assets:
Cash and cash equivalents	$ 3,960	$ 3,641

Accounts receivable	5,983	6,008
Allowance for doubtful accounts	(14)	(13)
Net accounts receivable	5,969	5,995
Inventories	6,686	6,782
Refundable income taxes	321	--
Prepaid expenses	452	424
Assets held for sale	406	--
Total current assets	17,794	16,842
Property, plant and equipment, at cost:
Land	1,148	1,224
Buildings and improvements	13,954	14,435
Machinery and equipment	54,312	53,125
Construction in progress	160	643
	69,574	69,427
Less accumulated depreciation	(55,236)	(53,928)
Net property, plant and equipment	14,338	15,499
Deferred income taxes	412	317
Other assets	574	481
Total assets	$ 33,118	$ 33,139
Current liabilities:
Current maturities of long-term debt	$ --	$ 20
Accounts payable	1,983	1,884
Accrued expenses	694	1,223
Income taxes payable	--	180
Total current liabilities	2,677	3,307

Long-term debt	1,800	1,800
Other liabilities	26	26
Total liabilities	4,503	5,133
Shareholders' equity:
Common stock, $.01 par value, authorized 20,000,000 shares, issued 3,754,108 at June 29, 2013; 3,712,156 at December 31, 2012	38	37
Class B common stock, $.01 par value, authorized 5,000,000 shares, issued 561,297 at June 29, 2013; 564,191 at December 31, 2012	6	6
Additional paid-in capital	4,552	4,288
Retained earnings	32,029	31,685
Treasury stock at cost, 998,809 shares at June 29, 2013 and December 31, 2012	(8,010)	(8,010)
Total shareholders' equity	28,615	28,006

Total liabilities and shareholders' equity	$ 33,118	$ 33,139

MOD-PAC CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)
	Six Months Ended
	June 29, 2013	June 30, 2012
Cash flows from operating activities:
Net income (loss)	$ 344	$ (243)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,526	1,574
Adjustment to provision for doubtful accounts	6	(11)
Stock option compensation expense	58	209
Deferred income taxes	(95)	(331)
Impairment of assets	143	--
Cash flows from changes in operating assets and liabilities:
Accounts receivable	21	(472)
Inventories	96	(613)
Prepaid expenses	(28)	(80)
Other liabilities	--	(1)
Accounts payable	100	359
(Refundable) payable income taxes	(501)	133
Accrued expenses	(529)	(687)

Net cash provided by (used in) operating activities	1,141	(163)

Cash flows from investing activities:
Change in other assets	(98)	(28)
Capital expenditures	(910)	(3,405)

Net cash used in investing activities	(1,008)	(3,433)

Cash flows from financing activities:
Principal payments on long-term debt	(20)	(46)
Proceeds from the issuance of stock	206	2

Net cash provided by (used in) financing activities	186	(44)

Net increase (decrease) in cash and cash equivalents	319	(3,640)

Cash and cash equivalents at beginning of year	3,641	3,900

Cash and cash equivalents at end of period	$ 3,960	$ 260

MOD-PAC CORP.
Reconciliation between Net Income (Loss) and EBITDA

($ in thousands)	Three Months Ended		Six Months Ended
	6/29/13	6/30/12	6/29/13	6/30/12

GAAP Net Income (loss)	$19	($120)	$344	($243)

Interest	47	49	92	96
Asset impairment	--	--	143	--
Taxes	26	(39)	157	(91)
Depreciation and amortization	728	790	1,526	1,574
Stock-based compensation	29	90	58	209

EBITDA	$849	$770	$2,320	$1,545

EBITDA is defined as consolidated net income (loss) before interest expense, extraordinary income and loss, income taxes, depreciation and amortization and option expense.  EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, MOD-PAC believes that providing non-GAAP information such as EBITDA is important for investors and other readers of MOD-PAC's financial statements, as it is used as an analytical indicator by MOD-PAC's management.  Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

CONTACT: Kei Advisors LLC
         Deborah K. Pawlowski / Craig P. Mychajluk
         716.843.3908 / 716.843.3832
         dpawlowski@keiadvisors.com
         cmychajluk@keiadvisors.com